                                                          Registration No. 333 -
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                ScanSource, Inc.
             (Exact name of registrant as specified in its charter)


        South Carolina                                       57-0965380
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                           Identification No.)


6 Logue Court, Suite G
Greenville, South Carolina                                      29615
(Address of principal executive offices)                      (Zip code)



                        1997 Catalyst Stock Option Plan
                            (Full title of the plan)

                               JEFFERY A. BRYSON
                            Chief Financial Officer
                             6 Logue Court, Suite G
                        Greenville, South Carolina 29615
                                 (803) 288-2432
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)



                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
    Title of Each Class                       Proposed Maximum    Proposed Maximum
      of Securities to         Amount to be    Offering Price    Aggregate Offering      Amount of
       be Registered          Registered (1)    Per Share (2)         Price (2)       Registration Fee
- -------------------------------------------------------------------------------------------------------
Common Stock, no par value        25,000             $13.50           $  337,500               $ 94
                                  50,000              28.94            1,447,000                403
- -------------------------------------------------------------------------------------------------------
TOTAL                             75,000                 --           $1,784,500               $497
=======================================================================================================

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also registers such indeterminate number of additional shares as may become issuable under the plan in connection with share splits, share dividends, and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the exercise prices of outstanding options and, with respect to shares not subject to outstanding options, based on the average of the bid and asked quotations for the Registrant's Common Stock on the Nasdaq National Market on September 27, 1999.

This Registration Statement on Form S-8 relates to the 75,000 shares of common stock, no par value per share, of ScanSource, Inc. (the "Company") issuable pursuant to the terms of the 1997 Catalyst Stock Option Plan set forth in the Stock Option Agreement dated May 7, 1997 between ScanSource, Inc. and, collectively, Jerry Cline Ross, James David Campbell, Johnny Dean Enloe, Douglas Ned Sanders, Jack F. Brumlow, James Franklin Brewer and Gary Bernard Bradford.

================================================================================

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents, filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

    (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1999;

    (b) All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Registrant's fiscal year ended June 30, 1999; and

    (c) The description of the common stock, no par value, of the Registrant contained in the Registrant's Registration Statement on Form SB-2 (File no. 33-75026-A), including any amendment or report filed for the purpose of updating such description.

    In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Officers and Directors.

    Except as hereinafter set forth, there is no statute, charter provision, bylaw, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which such person may incur in such person's capacity as such.

    Section 33-8-500 et seq. of the South Carolina Business Corporation Act of 1988, as amended (the "SC Act"), provides the Registrant with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandates the indemnification of the Registrant's directors under certain circumstances. As permitted by the SC Act, the Registrant's Amended and Restated Articles of Incorporation provide that a director of the Registrant shall not be personally liable to the Registrant or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) for any unlawful distribution as set forth in the Code of Laws of South Carolina or (iv) for any transaction from which the director derived an improper personal benefit. These provisions may have the effect in certain circumstances of reducing the likelihood of derivative litigation against directors. While these provisions eliminate the right to recover monetary damages from directors except in limited circumstances, rights to seek injunctive or other non-monetary relief is not eliminated.

    The Registrant's Bylaws also provide the Registrant with the power and authority to the fullest extent legally permissible under the SC Act to indemnify its directors and officers, persons serving at the request of the Registrant or for its benefit as directors or officers of another corporation, and persons serving as the Registrant's representatives or agents in certain circumstances. The Registrant's Bylaws mandate indemnification of such persons in certain circumstances and set forth such indemnification provisions as a contractual right of such persons.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the arrangements described above, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    The exhibits listed on the Exhibit Index to this Registration Statement are incorporated herein by reference.

Item 9. Undertakings.

(a)  Rule 415 Offerings.  The undersigned Registrant hereby undertakes:

                                   Page II-2

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b) Incorporation of Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Page II-3

(c) Indemnification of Management and Control Persons. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on September 28, 1999.

                                SCANSOURCE, INC.

                                By: /s/ Steven H. Owings
                                   --------------------------------------------
                                    Steven H. Owings, Chairman of the Board and
                                            Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                               Title                        Date
              ---------                               -----                        ----
/s/ Steven H. Owings                   Chairman of the Board and Chief      September 28, 1999
- -------------------------------------  Executive Officer
Steven H. Owings

/s/ Michael A. Baur                    President and Director               September 28, 1999
- -------------------------------------
Michael L. Baur

/s/ Jeffery A. Bryson                  Chief Financial Officer and          September 28, 1999
- -------------------------------------  Treasurer (principal financial and
Jeffery A. Bryson                      accounting officer)

                    *                  Director                             September 28, 1999
- -------------------------------------
Steven R. Fischer

                    *                  Director                             September 28, 1999
- -------------------------------------
James G. Foody

/s/ Steven H. Owings                                                        September 28, 1999
- -------------------------------------
*By:  Steven H. Owings
     (attorney-in-fact for each of
      the persons indicated)

                                   Page II-5

                                 EXHIBIT INDEX


  Exhibit
  Number                 Description
  -------                -----------
    5.1   Opinion of Nexsen Pruet Jacobs & Pollard, LLP.

   23.1   Consent of KPMG LLP.

   23.2   Consent of Nexsen Pruet Jacobs & Pollard, LLP
          (included in their opinion filed as Exhibit 5.1).

   24.1   Directors' Powers of Attorney.

                                   Page II-6